                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

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                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
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

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                                9162 Eton Avenue
                          Chatsworth, California 91311

                                 April 19, 1999

Dear IRIS Stockholder:

     1998 was the most challenging, and perhaps most difficult, year in this decade.

     Revenues only matched those of a year earlier. It was the first time in nine years that we did not achieve "double digit" revenue growth.

     Although operating income, that is earnings before interest and taxes, more than doubled from a year earlier, IRIS recorded a net loss of $385,000, albeit an improvement over the $503,000 loss a year earlier.

     While net income was adversely affected by a larger-than-normal increase in operating expenses, I believe this increase was in our best interest, as we aggressively addressed some of our more pressing operational and strategic issues. Also note that more than $3.7 million was invested in product-oriented research and development, the financial return on which is expected to become more evident in the future.

     Without question, the most disappointing experience for both you and management was the sharp decline in the value of our stockholdings. Clearly, the fact that IRIS was operationally profitable and its cash flow was sufficient to meet both interest obligations as well as reduce outstanding debt was not sufficient for the forces that move the market.

     The mandate of management for the current year is quite clear and is being firmly addressed, namely, to restore stockholder value and renew revenue and earnings growth.

     In order to meet this mandate, management has already initiated new revenue generating programs, rigorous cost saving and cash management measures and has embarked on plans to ease the debt and interest burden as well as that of amortization. These activities include strategic discussions with a number of companies.

     PERFORMANCE. IRIS recently adopted reporting by operating segments which allows us to track each of our business units and, in turn, provides you better insight into their respective performance. Below, you see a summary of 1998 results.

     Urinalysis revenues increased five percent, small business devices revenues were unchanged and those in our genetic analysis segment fell twelve percent, the latter largely due to the non-recurrence of a record $1.25 million multi-system sale in 1997. Clearly, our loss is confined to the genetic analysis segment.

                   Segment and consolidated performance for calendar year 1998
                   -----------------------------------------------------------

                                                                    Before tax
Segment                                       Net Revenues   net income (loss)
-------                                       ------------   -----------------
Urinalysis                                     $17,000,874        $ 2,867,240
Genetic analysis                                 5,936,301         (2,748,950)*
Small devices                                    4,580,304          1,079,027
Unallocated corporate expenses                          --         (1,701,830)
                                               -----------        -----------
Consolidated                                   $27,517,479        $  (504,513)

----------------------------
* Includes $2,040,507 of acquisition-related costs, interest and intangible amortization

     With this introduction of segment reporting, the complexity of various financial and operational developments during 1998, and the many risks we face, I encourage you to carefully review the accompanying 1998 Annual Report on Form 10-K. The rest of my letter highlights some of our progress and expectations.

     URINALYSIS BUSINESS SEGMENT. We continue to establish new customers in a generally difficult US clinical laboratory instrument market.

     Our Model 900UDx urine pathology system is the most sophisticated urinalysis product in the market today, setting new standards for quality-of-result and cost-effectiveness. We have sold forty-three systems worldwide. Trailing revenues from its supplies and service are substantial and increasing. Our new 900UDx customers include the University of Illinois at Chicago Medical Center, Hospital of the University of Pennsylvania, Thomas Jefferson University Hospital, the Mayo Clinics, Hermann Hospital in Houston, St. Barnabas Hospital in the Bronx, Our Lady of Fatima Hospital in Providence, and Pomona Valley Medical Center in Pomona, CA. With the Houston installation, all but one major hospital in the multi-hospital, world-renowned Texas Medical Center rely on IRIS workstations to perform routine urinalysis.

     In promising R&D news, we plan to adapt automatic recognition technology developed under the Poly U/A Systems project with the collaboration of California Institute of Technology scientists, Professor Yaser Abu-Mostafa and two of his Ph.D. students, Drs. Joseph Sill and Xubo Song. Being further refined for the next version of our Model 900UDx series and retrofittable into existing systems, as well, it is expected to allow most microscopic results to be released without need for review. At the same time, it retains images for review when human interpretation is required. This improvement should make our top-of-the-line of systems even more productive. We plan to submit a 510(k) notification for its FDA clearance later this year.

     IRIS concluded its first full year of distribution of the IRIS/Sysmex UF-100 urine cell analyzer. Five are now installed and operational. We expect its sales to grow primarily among reference laboratories wanting to minimize visual microscopy. Sysmex (formerly TOA Medical Electronics) recently asserted it has the right to appoint additional distributors. We disagree. Unless Sysmex can be dissuaded, this is likely to lead to more litigation.

     We expanded internationally. BioDPC, an established seller of Diagnostic Products Corporation's (another Los Angeles company) immunoassay analyzers and reagents, became our Turkish distributor. They have purchased twelve systems from us to date. With 65 million people, Turkey is an excellent example of a rapidly growing economy with a low-capacity healthcare infrastructure that must expand quickly to meet demand. IRIS workstations are being used in some of the most highly respected teaching hospitals in Turkey, including Marmara University in Istanbul, Hacettept University in Ankara, Uludag University in Bursa, Firat University in Elazig, and Osmangazi University in Eskisehir. BioDPC's success exemplifies potential for future IRIS revenue growth in other countries.

     GENETICS BUSINESS SEGMENT. Late in 1997, we launched our PowerGene M-FISH system developed in collaboration with Professor David Ward and his group at Yale University. Since then, we have sold seventeen systems. This fully integrated 24-color karyotyping system takes advantage of advances in multicolor genetic analysis by Professor Ward and his coworkers, Drs. Speicher and Ballard.

     Investment in our first DNA probe product is near fruition. As part of our Yale collaboration, PSI also obtained the recipe to make and formulate the multi-DNA probe, multi-colored reagent cocktail used in M-FISH procedures and arranged its commercial manufacture. We expect this will become PSI's first consumable reagent and aid sales of M-FISH analyzers by providing a complete, standardized system to perform this unique and powerful but complex procedure. Initial distribution will be confined to international markets until certain patent issues are resolved.

     We seek an even broader position in nucleic acid probe products by working with others who have the necessary capabilities. A key objective is to grow a trailing revenue stream as meaningful as we enjoy in our urinalysis business.

     Mayo Clinic, Royal Free Hospital in London (the largest teaching hospital in the UK), and Royal Marsden Hospital in London (one of the oldest and most respected cancer centers in the world) are now PowerGene users. We also supplied additional workstations to existing networked installations at the Karolinska Institute in Stockholm and Aristogen (the international division of Genzyme Genetics) in Ingelheim. We now have installations in more than 500 laboratories in over 40 countries.

     Of special note, we delivered a prototype automated rare event finder to the NASA Johnson Space Center. The instrument will measure the effects of radiation encountered by astronauts during spaceflight. Radiation causes chromosomes to break, increasing the risk of cancer. We hope this system will generate a new line of PowerGene products for early detection needs.

     We were awarded a Phase 1 Small Business Innovative Research (SBIR) grant by the National Institutes of Health (NIH) to study new techniques to improve the quality of microscope images of cells. Such improvements could impact both our urinalysis and genetic imaging products. PSI scientists will work with Dr. Lisa Shaffer of the Baylor College of Medicine and Dr. Jan Liang of the University of Texas M.D. Anderson Cancer Center to prove feasibility of one or more techniques which could lead to a much larger Phase 2 grant to commercialize them.

     NIH also awarded PSI a $560,000 Phase 2 SBIR grant for a two-year study to improve automated chromosome analysis on PowerGene karyotyping instruments, using a mathematical method called "simulated annealing" to identify normal and abnormal chromosomes more accurately. Success could mean a new generation of PowerGene chromosome analyzers. This work is being done in collaboration with Dr. Mark Pettenati of the Bowman Gray School of Medicine in Winston-Salem and Dr. Janice Smith of the Laboratories for Genetic Services, Inc. in Houston.

     PSI also has a number of other NIH-supported projects underway. One is aimed at diagnosing birth defects in unborn babies using only a sample of the mother's blood, and another at detecting "cryptic" chromosome defects that are too small to be seen by current methods. We think both hold significant commercial potential.

     SMALL DEVICES BUSINESS SEGMENT. Bolstered by new products, increased foreign sales and increased consumables sales from a growing instrument base, StatSpin revenues recovered an almost $500,000 decline in OEM business from one of its largest customers.

     We introduced three new or enhanced StatSpin products last year and expect to introduce a new centrifuge, into the veterinary market this year.

     There was good market acceptance of several StatSpin products. The CytoFuge 2 system for preparing cells in body fluids for manual microscopic cytological examination made inroads into a well-established competitive installed base, nearly doubling its last year's numbers. Sales of the CenSlide system for manual microscopic observation of urine sediment and sales of CritSpin devices for physician's office determination of hematocrit were up nicely, too.

     Important modifications were made to the StatSpin Express and we expect to introduce a new and improved 20,000-spin guaranteed StatSpin 2Xpress to help realize the outstanding potential this product holds.

     PATENTS AND ROYALTIES. More than thirteen percent of our revenues were spent on product-oriented research and development. This effort is the foundation for an intellectual property portfolio now including forty-four U.S. patents. Our proprietary technology was the basis for $465,000 of royalties received during 1998.

     Two new patents were issued in 1998. One covers new urine chemistry control compositions and the way they are used. U.S. Patent Number 5,795,783 describes an improvement in the formulation of these compositions and their application in measuring a variety of substances in urine. While used daily in the operation of our urinalysis workstations, we expect more widespread opportunity for these new controls outside of our traditional base.

     The second patent is for a novel display of particles used to enumerate urine analytes and determine differential count of white blood cells (WBC). U.S. Patent Number 5,822,447 describes a method and apparatus for combining image data with graphical indicia so a specimen can be viewed all-at-once to see immediately if it is normal or abnormal. This is a significant improvement over previous display methods and time savings can be substantial.

     We received royalties of $180,000 from Sysmex from worldwide sales (excluding North America) of the UF-100 urine cell analyzer based on a license of pre-1989 know-how and technology granted to them during an earlier collaboration between our companies. We also granted Sysmex a non-exclusive license to use three of our patents for industrial applications in the Japanese market, receiving additional royalties of $50,000.

     IRIS now holds more than twenty patents related to its Automated Intelligent Microscopy technology. The validity of two patents included in the industrial license to Sysmex was acknowledged in the settlement of last year's patent litigation between IRIS and Intelligent Medical Imaging (IMI). IMI is obligated to pay royalties on U.S. sales of its Micro 21 white blood cell analyzer made through distributors. Such sales have been insignificant until now, but this may change with IMI's recently announced Bayer and Beckman Coulter distribution arrangements.

     On the small devices side of the business, Dade Behring also licensed one of our small devices patents for a design used in their new cardiac assessment analyzer, Stratus(R)CS. We received a $235,000 milestone payment in 1998 and hope to receive additional royalties in the coming years.

     CORPORATE FINANCE. Cash flow management and adequate debt service are crucial. During 1998 we maintained positive cash flow and reduced debt another $1.0 million.

     Our new loan facility with Foothill Capital Corporation, now a division of Wells Fargo, provides a line of credit of $7.0 million comprised of a term loan of $3.6 million and a revolving line of credit of up to $4.0 million used for additional working capital, as needed. At the end of 1998, we owed $2.9 million on the term loan and were using $465,000 of the line of credit.

     POLY U/A SYSTEMS. IRIS fulfilled a contractual obligation to file a shelf registration with the Securities and Exchange Commission to permit the public resale, over the next several years, of up to 1,034,983 shares of IRIS Common Stock, from the exercise of warrants acquired in connection with the Poly U/A Systems program.

     IRIS and Poly U/A Systems, Inc. concluded a research and development program to develop several new urinalysis products using IRIS technology. We decided not to exercise our option to acquire Poly U/A Systems for $5.1 million, and, instead, have made an offer to acquire it at a lesser price. Should we acquire Poly U/A Systems, there would be operating accounting consequences as explained in the Form 10-K.

     DITI ARBITRATION. A year after we acquired PSI from Digital Imaging Technologies, Inc. (DITI) in 1996, we filed a demand for arbitration against them alleging material breaches of representations, warranties and covenants in the purchase agreement. DITI, in turn, filed a counterclaim alleging that we misrepresented or omitted to disclose material facts. As part of the purchase price, we issued DITI a warrant to purchase 875,000 shares of Common Stock at $8.00 per share. They had previously requested a reduction in the exercise price of the warrant but have since elected to seek unspecified monetary damages.

     The arbitration hearing is scheduled to begin before a Delaware tribunal in May, and I plan to report on the status of the arbitration at the Annual Meeting. While we are cautiously hopeful, we cannot assure its outcome.

     THE WHITE IRIS. The FDA cleared The White IRIS leukocyte differential analyzer in 1996, but its commercial release was subsequently delayed by introductions of the Model 900UDx urine pathology system and the UF-100 urine cell analyzer. We elected not to launch it for the time being due to limited resources and the potential impact of launch costs on near-term profitability. Instead, we are exploring strategic alternatives.

     If we are unable to develop a viable strategic alternative and decide not to proceed with product launch on our own, we would incur a charge against future earnings of up to $1.2 million for the capitalized costs associated with The White IRIS, principally unamortized software and inventory.

     MANAGEMENT CHANGES. IRIS marks 20 years as a business, today. At last year's Annual Meeting, I announced my intention to step down from IRIS leadership after almost all this time at the helm. IRIS should enter the new millenium with the passing of the baton to a successor.

     To accomplish the succession process as well as continue our focus on the many operational and strategic challenges we face, Dr. John A. O'Malley and Mr. Roland Jang, long time IRIS advisers, joined me in the Office of the Chief Executive. The three of us are sharing equally in key operational and strategic decisions during the transition period.

     An IRIS founder, I have served as Chairman, President and CEO since 1980, guiding IRIS through the challenging times of our formative years, and since 1990, spearheading our growth from a $4 million to the $28 million business we now are. I expect to continue as Chairman and help solve our current problems so our next CEO may concentrate his or her efforts on revenue growth and earnings.

     We appointed Dr. Richard Nadeau as a new member to our Board of Directors. Dr. Nadeau brings us his rich and varied diagnostics industry business experience and inimitable dynamic style and we welcome his participation. His biographical sketch appears in the proxy statement following my letter and meeting notice. Dr. Nadeau heads the search committee for my successor and, I am pleased to report, has already brought forward two candidates for Board consideration.

     PROXY STATEMENT AND ANNUAL MEETING. This year's Proxy Statement contains two proposals. We endorse and ask your support for both of them. The first one is for Dr. Kelley's and my re-election for renewed three-year terms as IRIS directors. As you know, I have served in this capacity since 1979, when the company was first founded and would like to continue this stewardship after relinquishing my role as CEO. Dr. Kelley joined our Board following our 1996 acquisition of StatSpin, the company he founded.

     The other proposal is to ratify reappointment of PriceWaterhouseCoopers LLP (formerly Coopers & Lybrand LLP) as our independent auditors.

     The Annual Meeting of Stockholders will be held at the Chatsworth Hotel, located at 9777 Topanga Canyon Boulevard, Chatsworth, CA, about one mile north and one mile west of our facilities. The meeting is Thursday, June 10, 1999, beginning 4:00 p.m. local time. The Board of Directors and management of IRIS invite and welcome your participation.

     Once again, please realize that this letter represents a sincere and honest reflection on the past year at IRIS and some assessments of future prospects. Many statements are forward-looking in nature and as a result are inherently subject to the vagaries of future events which, as you know, are often unpredictable. Again, I refer you to the more detailed Annual Report on Form 10-K for a fuller discussion of the opportunities, challenges and risks that confront us in 1999.

                                   Sincerely,
                                   /s/ FRED H. DEINDOERFER
                                   Fred H. Deindoerfer

                                   Chairman of the Board and President

   THE ANNUAL MEETING IS ON JUNE 10, 1999. PLEASE RETURN YOUR PROXY IN TIME.

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                                9162 Eton Avenue
                          Chatsworth, California 91311

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held June 10, 1999

To the Stockholders of INTERNATIONAL REMOTE IMAGING SYSTEMS, INC:

     The Annual Meeting of Stockholders of International Remote Imaging Systems, Inc. will be held at the Chatsworth Hotel at 9777 Topanga Canyon Boulevard, Chatsworth, California, on June 10, 1999 at 4:00 p.m. local time for the following purposes:

          1. To elect two Class 3 Directors to hold office until the year 2002 annual meeting or until their successors are elected and qualified;

          2. To ratify the selection of PricewaterhouseCoopers LLP as independent public accountants for the fiscal year ending December 31, 1999; and

          3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 19, 1999, as the record date for determination of stockholders entitled to notice of, and to vote at, said meeting and any adjournments or postponements thereof.

     All stockholders are cordially invited to attend the meeting in person. In any event, please mark, date, sign and return the enclosed proxy. The related proxy statement and annual letter to stockholders are attached to this notice.

                                   By Order of the Board of Directors
                                   /s/ FRED H. DEINDOERFER
                                   Fred H. Deindoerfer

                                   Chairman of the Board and President

April 19, 1999

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE STAMPED RETURN ENVELOPE PROVIDED. YOUR PROMPT RETURN OF THE PROXY WILL HELP AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION TO ASSURE A QUORUM AT THE MEETING.

   THE ANNUAL MEETING IS ON JUNE 10, 1999. PLEASE RETURN YOUR PROXY IN TIME.

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                                9162 Eton Avenue
                          Chatsworth, California 91311

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held June 10, 1999

                     GENERAL INFORMATION AND VOTING RIGHTS

     This proxy statement (the Proxy Statement) and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of International Remote Imaging Systems, Inc., a Delaware corporation (IRIS or the Company), for use at the Annual Meeting of Stockholders (the Annual Meeting) to be held at the Chatsworth Hotel at 9777 Topanga Canyon Boulevard, Chatsworth, California on Thursday, June 10, 1999, at 4:00 p.m. local time and any adjournments or postponements thereof. Enclosed with this Proxy Statement is a copy of the Company's Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 1998. However, the Annual Report is not intended be a part of this Proxy Statement or a solicitation of proxies. The Company anticipates that the Proxy Statement and enclosed proxy will first be mailed or given to its stockholders on or about April 21, 1999.

     A proxy may be revoked by filing with the Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance in person at the Annual Meeting does not itself revoke an otherwise valid proxy; however, any stockholder who attends such meeting may orally revoke his proxy at the Annual Meeting and vote in person. All properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the nominees as the Class 3 Directors and FOR Proposal 2. In addition, the proxy holders will vote in their sole discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

     The cost of solicitation of proxies will be borne by the Company. Directors, officers and regular employees of the Company may solicit proxies in person, by telephone, by mail or by other means of communication, but such persons will not be specially compensated for such services. The Company may also reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable charges and expenses in connection with the distribution of proxy materials.

     Only holders of record of the Company's common stock, $.01 par value per share (Common Stock), at the close of business on April 19, 1999 will be entitled to vote at the Annual Meeting on the proposals described in this Proxy Statement. On that date, there were 6,437,875 shares of Common Stock outstanding. Each holder of record is entitled to one vote on all matters to come before the meeting for each share of Common Stock held. The Company also had 3,000 shares of Series A Convertible Preferred Stock outstanding on April 19, 1999. The Series A Convertible Preferred Stock is not entitled to vote on any matter except as required by law or the Certificate of Designation for the Series A Convertible Preferred Stock. Accordingly, the holders of Series A Convertible Preferred Stock will not be entitled to vote on any of the proposals listed in this Proxy Statement, but they may have the right to vote on other matters which may properly come before the meeting and any adjournments or postponements thereof.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding those individuals currently serving as the directors and executive officers of the
Company:

             Name                Age                        Position with the Company
-------------------------------------------------------------------------------------------------------
Fred H. Deindoerfer              69        Chairman of the Board, President and Member of the Office of
                                             the Chief Executive
John A. O'Malley                 65        Director and Member of the Office of the Chief Executive
Steven M. Besbeck                51        Director
Thomas F. Kelley                 66        Director
Richard G. Nadeau                63        Director
Roland Jang                      76        Member of the Office of the Chief Executive
Martin S. McDermut               48        Vice President, Finance and Administration, Secretary and
                                             Chief Financial Officer
Achille M. Bigliardi             56        Vice President and General Manager of Chatsworth Operations
Anthony G. Landells              45        Vice President and General Manager of PSI

     The Board of Directors is divided into three classes with the directors in each class holding office for staggered terms of three years each or until their successors have been duly elected and qualified. Executive officers serve at the discretion of the Board of Directors. There are no familial relationships among the directors and executive officers of the Company.

     Fred H. Deindoerfer, a founder of the Company, was elected a director in 1980 and became Chairman of the Board of Directors, President and Chief Executive Officer later that year. In 1998, Dr. Deindoerfer was joined by Dr. O'Malley and Mr. Jang as members of the Office of the Chief Executive upon its expansion. See "Office of the Chief Executive." In addition, he served as Chief Financial Officer from 1991 until August 1996. Prior to his employment with the Company, Dr. Deindoerfer served as Executive Vice President of International Diagnostic Technology, an in vitro diagnostic ("IVD") company which was acquired by Boehringer Ingelheim, and earlier as an international group Vice President of American Hospital Supply Corporation after serving as Vice President of its McGaw Laboratories Division. He holds a B.S. from the University of Illinois, an M.S. from Columbia University and a Ph.D. from the University of Pennsylvania, all in Chemical Engineering.

     John A. O'Malley has served as a director since 1988 and became a member of the Office of the Chief Executive upon its expansion in 1998. He is President of Second Opinion, a consulting firm serving the healthcare diagnostic and biotechnology industry and a director and Chief Operating Officer to Litmus Concepts, Inc., a developer of point-of-care diagnostic tests for the women's healthcare market. Dr. O'Malley is also a director of Cytometrics, Inc., a privately-held development-stage company developing non-invasive, point-of-care, diagnostic instrument systems. Prior to joining Second Opinion, he was worldwide director of chemical manufacturing operations for the Milligen/Biosearch Division which Millipore Corporation acquired from New Brunswick Scientific where Dr. O'Malley had been its Vice President and General Manager. Previously, he was President of Primary Diagnostic Systems and President of Smith Kline Instruments, both IVD companies. Dr. O'Malley received his B.S. degree in Chemistry from Rutgers, the State University of New Jersey, and his Ph.D. degree in Physical Chemistry from the University of Pennsylvania. He also serves as Chairman of the Board of Directors, Executive Vice President and General Manager of Poly U/A Systems, Inc.

     Steven M. Besbeck has served as a director since 1990. He is President, Chief Executive Officer and Chief Financial Officer of Creative Computer Applications, Inc., a position he has held since 1983, as well as one of its directors since 1980. Creative Computer Applications designs, develops, services and markets laboratory, pharmacy and radiology information systems for clinical laboratories. Prior to that, Mr. Besbeck was a director, President and Chief Executive Officer of American Cytogenetics, Inc., a specialty clinical laboratory, at various times over an eight-year period. Mr. Besbeck holds a B.S. in Finance from California State University, Long Beach.

     Thomas F. Kelley was appointed a director in March 1996 and elected to his first three-year term in June of that year. Until February 1, 1998, he was also a Vice President of the Company and the General Manager of StatSpin. Dr. Kelley is currently Chief Executive Officer of Imagepath Systems, Inc. an IVD imaging systems integrator. From 1982 to the time of its acquisition by the Company, he was President and Chairman of the Board of StatSpin. Prior to founding StatSpin, Dr. Kelley was employed by Instrumentation Laboratory, Inc., in roles of Director of Market Development and Director of Applied Research, among others. Dr. Kelley received his B.A. and M.A. degrees in Biology from Boston University in 1954 and 1955, respectively, and his Ph.D. in Biochemistry from Brown University in 1959. He also serves as a director of BioNostics, Inc., an Acton, Massachusetts-based original equipment and private-label manufacturer of reagents, controls and calibrators.

     Richard G. Nadeau was appointed a director in January 1999 when the Board was enlarged from four to five members. He is Chairman and Chief Executive Officer of Cytometrics, Inc., a privately-held development-stage company developing non-invasive, point-of-care, diagnostic instrument systems, which he co-founded in 1992. Previously, Dr. Nadeau held senior positions with various IVD equipment companies, including President and Chief Executive Officer of EM Diagnostic Systems, Inc., Senior Vice President and Chief Technical Officer of Technicon Instrument Corporation, President of the Diagnostics Division (North America) of Technicon Instrument Corporation, President of Ortho Diagnostics, Inc., a subsidiary of Johnson & Johnson, Inc., and Worldwide Marketing Manager for the Automatic Clinical Analysis Division of E.I. DuPont de Nemours & Co. He currently serves on the Board of Directors for the Health Industry Manufacturers Association and has served as an advisor and consultant to the Food and Drug Administration, Centers for Disease Control, the World Health Organization and the National Bureau of Standards. Dr. Nadeau is a guest lecturer at the Wharton School of Business, a former President of the National Committee for Clinical Laboratory Standards and former Board Member of the European Committee for Clinical Laboratory Standards. He earned his B.S. in Pre-Med and M.S. in Biochemistry at the University of New Hampshire and his Ph.D. in Biochemistry at West Virginia University.

     Roland Jang became a member of the Office of the Chief Executive upon its expansion in 1998. Mr. Jang is a private investor and consultant who has worked in top level positions for a number of healthcare diagnostic and high technology electronics companies, including several successful startup companies he helped found. Mr. Jang is Chairman of the Board of Directors of FlowScan Inc., a company with a proprietary high sensitivity stethoscope in its early stage of marketing and a member of the Board of Directors of Digital Medical Systems, Inc., a company supplying a unique computer system to consolidate and analyze input/output data in hospitals. FlowScan recently filed for liquidation under Chapter 7 of the United States Bankruptcy Code. Mr. Jang previously served as a member of the Company's Board of Directors for twelve years following its inception and has frequently served as an advisor to Dr. Deindoerfer on Company matters since then. He received his M.S. in Chemical Engineering from the University of California at Berkeley.

     Martin S. McDermut joined the Company as Vice President of Finance and Administration, Secretary and Chief Financial Officer in September 1996. Immediately prior to this appointment, he was Chief Financial Officer of Edudata Corporation which acquired Dental/Medical Diagnostic Systems in March of 1996. Dental/Medical Diagnostic Systems develops, manufactures and markets intraoral dental cameras. From June 1995 to April 1996, Mr. McDermut was Vice President and Chief Financial Officer of All-Comm Media Corporation, and, prior to that, he held the same roles at Pet Metro, Inc., an early stage retail chain. From 1975 to 1993, he was with the accounting and consulting firm of Coopers & Lybrand L.L.P., becoming a partner in 1988. From 1990 to 1993, Mr. McDermut practiced in the firm's Los Angeles Entrepreneurial Advisory Services Group and was named its head in 1992. He is a Certified Public Accountant and holds an M.B.A. in Finance and Accounting from the University of Chicago and a B.A. in Economics from the University of Southern California.

     Achille M. Bigliardi joined the Company in 1991 as Western Regional Sales Manager and was promoted to Director of Sales in 1993, to Vice President of Sales and Service in 1994 and to General Manager of Chatsworth Operations in 1997. During his tenure as Vice President, sales and technical service efficiency in dollar revenue has reached nearly double the industry average. From 1982 until joining IRIS, Mr. Bigliardi gained valuable in vitro diagnostics experience in several roles. He served as Executive Vice President and General Manager of Sclavo, Inc., a European-based multinational medical diagnostics company, and was President and co-founder of Aktis Corporation, a development-stage IVD company, prior to its acquisition by Sclavo. He also served as Vice President and Director of Marketing of SSI, Inc., and before then as Director of Sales of International Diagnostic Technology, both medical diagnostics companies. Mr. Bigliardi earned his B.S. and M.S. in Electrical Engineering from the University of Michigan.

     Anthony G. Landells joined the Company in July 1996, upon the Company's acquisition of PSI. He is currently a Vice President of the Company and the General Manager of PSI. Previously, he was President of PSI. Mr. Landells also is Managing Director and Chief Executive of PSI's United Kingdom subsidiary, roles he held since joining PSI in 1992. A veteran in the field of digital imaging technology, he was formerly Managing Director of Applied Imaging's UK-based international operations, and earlier held senior management positions with Image Recognition Systems and Joyce Loebl, both acquired by Applied Imaging. Mr. Landells earned a B.S. in Electronic Engineering and an M.S. in Computer Systems and Applications from the University of Sunderland in the United Kingdom.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors and officers and its significant stockholders (defined by statute as stockholders beneficially owning more than 10% of the Common Stock) are required to file with the Securities and Exchange Commission and the Company reports of ownership, and changes in ownership, of Common Stock. Based solely on a review of the reports received by it, the Company believes that, during the year ended December 31, 1998, all of its officers, directors and significant stockholders complied with all applicable filing requirements under Section 16(a) except the following: Mr. Jang filed late his initial report on Form 3.

                         OFFICE OF THE CHIEF EXECUTIVE

     During 1998, the Company enlarged the Office of the Chief Executive to three members. Dr. John A. O'Malley and Mr. Roland Jang, both long time advisers to the Company, joined Dr. Fred H. Deindoerfer in the Office of the Chief Executive on a part-time basis. Members of the office share equally in its key operational and strategic decisions. The part-time members of the office are compensated at the rate of $1,125 per day. Dr. O'Malley and Mr. Jang were paid $29,988 and $31,194, respectively, and granted stock options for 50,000 shares each, for their services as members of the Office of the Chief Executive during 1998. Mr. Jang also received $11,356 for consulting services rendered during 1998 prior his becoming a member of the Office of the Chief Executive.

     Dr. Deindoerfer, the Company's Chairman, President and Chief Executive Officer for the past eighteen years, announced during 1998 his desire to retire before the year 2000. The Company is currently making succession plans, and the enlarged office structure is expected to assist with the succession process.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of April 19, 1999 by (i) persons known to the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) directors of the Company, (iii) the executive officers named below in the "Summary Compensation Table" and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names, subject to community property laws where applicable.

                                                                 NUMBER OF
                                                                    SHARES
                                                              BENEFICIALLY     PERCENT OF
NAME OF BENEFICIAL OWNER(1)                                    OWNED(2)(4)    CLASS(3)(4)
-----------------------------------------------------------------------------------------
Fred H. Deindoerfer(5)......................................      498,981             7.6
John A. O'Malley............................................       42,418               *
Steven M. Besbeck...........................................       34,188               *
Thomas F. Kelley............................................       81,256             1.3
Richard G. Nadeau...........................................            0               *
Roland Jang.................................................       21,600               *
Martin S. McDermut..........................................       33,000               *
Achille M. Bigliardi........................................      130,900             2.0
Anthony G. Landells.........................................       89,453             1.4
Thermo Amex Convertible Growth Fund I, L.P.(6)..............    2,084,270            24.5
Digital Imaging Technologies, Inc.(7).......................      853,040            11.7
Sysmex Corporation(8).......................................      331,851             5.2
Directors and Executive Officers as a Group (9 persons).....      931,796            13.7

---------------
 *  Less than 1%.

(1) Unless otherwise indicated, the mailing address of each person is c/o the Company, 9162 Eton Avenue, Chatsworth, California 91311.
(2) Includes warrants and options exercisable on or within 60 days of April 19, 1999 held by directors and executive officers as follows: Dr. Deindoerfer (110,500 shares), Dr. O'Malley (21,900 shares), Mr. Besbeck (17,900 shares), Dr. Kelley (39,700 shares), Mr. Jang (16,600 shares), Mr. McDermut (33,000 shares), Mr. Bigliardi (56,700 shares) and Mr. Landells (58,260 shares).
(3) Based on 6,437,875 shares of stock outstanding as of April 19, 1999.
(4) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the Common Stock. Shares of Common Stock issuable upon exercise of warrants and options exercisable on or within 60 days of April 19, 1999 are deemed outstanding for purposes of computing the number and percentage of shares owned by the person holding such warrants or options but are not deemed outstanding for computing the percentage held by any other person.
(5) Includes 57,840 shares owned by family members or trusts to which Dr. Deindoerfer disclaims beneficial ownership shares.
(6) Consists of 3,000 shares of Series A Convertible Preferred Stock convertible into 2,000,000 shares of Common Stock at April 19, 1999 and a warrant to purchase 84,270 shares of Common Stock. The mailing address for Thermo Amex Convertible Growth Fund I, L.P. is Suite 1B, 4 Lafayette Court, Greenwich, Connecticut 06830. The fund shares voting and dispositive power over these securities with Thermo Amex Finance, L.P., Thermo Amex Management Company, Inc. and Thermo Electron Corporation. The information in the table and this footnote are based on the Schedule 13D filed jointly by all four entities on January 10, 1997.
(7) Consists entirely of a warrant to purchase 853,040 shares of Common Stock. The mailing address for Digital Imaging Technologies, Inc. is 2950 North West Loop, Suite 1050, Houston, Texas 77092. Digital Imaging Technologies, Inc. shares voting and dispositive power over these securities with Edward Randall, III. The information in the table and this footnote are based on the Schedule 13D filed jointly by Digital Imaging Technologies, Inc. and Edward Randall, III on August 8, 1996.
(8) Formerly known as TOA Medical Electronics Co., Ltd. The mailing address for Sysmex Corporation is 1-5-1 Wakinohama-Kaigandori, Chuo-ku, Kobe, Japan. The information in the table and this footnote are based on the Schedule 13D filed by TOA Medical Electronics Co., Ltd. on January 3, 1997 and subsequent correspondence with the Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation of the Company's senior member of the Office of the Chief Executive and up to four of the other most highly compensated individuals serving as executive officers at December 31, 1998, whose total annual salary and bonus exceeded $100,000 for the fiscal year (the Named Officers).

                                                                                                      LONG-TERM
                                                                                                   COMPENSATION
                                                                                                   ------------
                                                                             ANNUAL COMPENSATION      NUMBER OF
                                                 -----------------------------------------------         SHARES
                                                                                    OTHER ANNUAL     UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITIONS                      YEAR(1)     SALARY     BONUS   COMPENSATION(2)        OPTIONS   COMPENSATION(3)
---------------------------------------------------------------------------------------------------------------------------------
Fred H. Deindoerfer                                  1998   $222,792   $     0       $21,808(4)          24,000       $   905(5)
  Chairman of the Board, President                   1997    233,861         0        28,215(4)          50,000           905(5)
  and Chief Executive Officer                        1996    208,681         0        36,464(4)               0         1,329(5)
Martin S. McDermut                                   1998    162,964         0             0             20,000         2,706(6)
  Vice President, Finance and                        1997    132,268    20,000             0             15,000         2,632(6)
  Administration, Secretary and                      1996     41,588     6,667             0             35,000           360(5)
  Chief Financial Officer
Achille M. Bigliardi                                 1998    195,998         0        30,231(7)          27,600         3,219(8)
  Vice President and General Manager                 1997    109,448    30,451        25,715(7)          30,000         2,384(8)
  of Chatsworth Operations                           1996    116,671    20,847        31,505(7)          13,400         2,253(8)
Anthony G. Landells                                  1998    129,401    44,045        27,352(4)               0        18,116(9)
  Vice President and General Manager                 1997    128,353    51,341        25,239(4)          10,000        16,390(9)
  of PSI                                             1996     49,910    39,289         7,813(4)          50,000         4,991(9)

---------------
(1) Years represent calendar years. Information is provided only for those years in which the individual served as an executive officer.
(2) Other Annual Compensation consists of (a) the dollar value of the difference between the price paid for Common Stock purchased under the Company's Employee Stock Purchase Plan and the fair market value of such shares on the date of purchase ("ESPP benefits") and (b) automobile allowances. It does not include the value of perquisites because the aggregate value of perquisites did not exceed the lesser of $50,000 or 10% of any executive officer's salary and bonus for the applicable years.
(3) All Other Compensation consists of (a) premiums paid for term life insurance for the benefit of executive officers ("life insurance premiums") and (b) matching contributions to the Company's 401(k) plan for the benefit of executive officers ("401(k) matching contributions").
(4) Consists entirely of ESPP benefits.
(5) Consists entirely of payments for life insurance premiums.
(6) Consists of $1,076 and $1,046 for life insurance premiums and $1,630 and $1,586 in 401(k) matching contributions for 1998 and 1997, respectively.
(7) Consists of $27,781, $21,515 and $27,305 in ESPP benefits and $2,450, $4,200 and $4,200 in automobile allowances for 1998, 1997 and 1996, respectively.
(8) Consists of $1,160, $980 and $891 for life insurance premiums and $2,059, $1,404 and $1,362 in 401(k) matching contributions for 1998, 1997 and 1996, respectively.
(9) Consists entirely of contributions for the benefit of the executive officer to a defined contribution pension plan maintained for the Company's United Kingdom employees.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding stock option grants during 1998 to the Named Officers. No stock appreciation rights were granted during the year.

                                                                                                       POTENTIAL REALIZABLE VALUE
                                                                                INDIVIDUAL GRANTS(1)            AT ASSUMED ANNUAL
----------------------------------------------------------------------------------------------------          PERCENTAGE RATES OF
                                                        % OF TOTAL                                       STOCK PRICE APPRECIATION
                                                   OPTIONS GRANTED                                             PER OPTION TERM(2)
                               NUMBER OF SHARES       TO EMPLOYEES                                     --------------------------
NAME                         UNDERLYING OPTIONS     IN FISCAL YEAR   EXERCISE PRICE   EXPIRATION DATE    0%         5%        10%
---------------------------------------------------------------------------------------------------------------------------------
Fred H. Deindoerfer                      24,000              8.4%       $1.31               11/06/03    0     $ 8,686    $19,194
Martin S. McDermut                       20,000              7.0%        2.06(3)             8/02/08    0      25,910     65,662
Achille M. Bigliardi                     25,000              8.8%        2.06(3)             8/02/08    0      32,388     82,078
                                          2,600              0.9%        1.31               11/06/03    0         941      2,079

---------------
(1) Options vest annually in equal installments during the three years following the date of grant.
(2) Based on the assumption that the market price of the underlying shares of Common Stock appreciate in value from the date of grant to the date of expiration at the annualized rates indicated. These rates are hypothetical rates mandated by the Securities and Exchange Commission, and the Company does not make any representations regarding future appreciation in the market price of the Common Stock.
(3) These options were subsequently repriced. See "-- Stock Option Repricing Table."

AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUES

     The following table sets forth certain information regarding the exercise of stock options during 1998 by the Named Officers and the final year-end value of their unexercised options. None of the Named Officers exercised any stock appreciation rights during 1998 or held any such rights at year end.

                                                                      NUMBER OF SHARES UNDERLYING           VALUE OF UNEXERCISED
                                                                      UNEXERCISED OPTIONS/SARS AT   IN-THE-MONEY OPTIONS/SARS AT
                                             NUMBER OF                            FISCAL YEAR END            FISCAL YEAR END (1)
                                       SHARES ACQUIRED       VALUE    ---------------------------   ----------------------------
NAME                                       ON EXERCISE    REALIZED      EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------------------------
Fred H. Deindoerfer                                  0          $0                 106,500/57,500                          $0/$0
Martin S. McDermut                                   0           0                  28,050/41,950                           0/ 0
Achille M. Bigliardi                                 0           0                  52,144/52,256                           0/ 0
Anthony G. Landells                                  0           0                  36,300/23,700                           0/ 0

---------------
(1) Based on the difference between the market price of a share of Common Stock on December 31, 1998 and the exercise price of the options.

STOCK OPTION REPRICING TABLE

     The following table sets forth certain information regarding the repricing during the past ten calendar years of stock options previously granted to the executive officers. See "Compensation Committee Report on Executive Compensation -- Compensation Elements -- Stock Option Plans."

                                                                                                                       LENGTH OF
                                        NUMBER OF SHARES     MARKET PRICE OF                                     ORIGINAL OPTION
                                              UNDERLYING        THE STOCK AT   EXERCISE PRICE AT                  TERM REMAINING
                                            OPTIONS/SARS             TIME OF             TIME OF                      AT DATE OF
                                             REPRICED OR        REPRICING OR        REPRICING OR   NEW EXERCISE     REPRICING OR
NAME                            DATE             AMENDED           AMENDMENT           AMENDMENT          PRICE      AMENDMENT(1)
---------------------------------------------------------------------------------------------------------------------------------
Fred H. Deindoerfer         11/06/98              40,000              $1.31               $ 3.03      $1.31                  5.2
  Chairman of the Board,           "              50,000                  "                 3.03          "                  7.1
  President and Member of          "              50,000                  "                 3.38          "                  9.1
  the Office of the Chief   12/29/96              24,000               3.56                 4.00       3.03                  1.5
  Executive                        "              40,000                  "                 4.25          "                  7.0
                                   "              50,000                  "                 6.06          "                  9.0
                              1/7/89              10,000(2)            2.35(2)              9.55(2)    2.35(2)               1.8
                                   "              15,000(2)               "                10.30(2)       "                  2.1
                                   "               4,500(2)               "                 9.55(2)       "                  1.8
                                   "              10,500(2)               "                 9.55(2)       "                  1.8
                                   "              20,000(2)               "                 5.00(2)       "                  0.8
                                   "              20,000(2)               "                 9.55(2)       "                  1.8
                                   "               5,000(2)               "                 7.20(2)       "                  2.5
Martin S. McDermut           11/6/98              35,000               1.31                 3.03       1.31                  7.8
  Vice President, Finance          "              15,000                  "                 3.72          "                  8.2
  and Administration,
  Chief                            "              20,000                  "                 2.06          "                  9.8
  Financial Officer and     12/29/96              35,000               3.56                 6.53       3.03                  9.5
  Secretary
Achille M. Bigliardi         11/6/98              11,400               1.31                 3.03       1.31                  5.2
  Vice President and               "              10,000                  "                    "          "                  5.6
  General Manager of               "               2,000                  "                    "          "                  6.2
  Chatsworth Operations            "              10,000                  "                    "          "                  6.9
                                   "              13,400                  "                    "          "                  7.3
                                   "              15,000                  "                 3.94          "                  8.8
                                   "              15,000                  "                 3.38          "                  9.1
                                   "              25,000                  "                 2.06          "                  9.8
                            12/29/96               2,600               3.56                 4.00       3.03                  1.5
                                   "              10,000                  "                 4.04          "                  1.9
                                   "              11,400                  "                 4.25          "                  7.1
                                   "              10,000                  "                 3.72          "                  7.5
                                   "               2,000                  "                 4.25          "                  8.1
                                   "              10,000                  "                 6.22          "                  8.8
                                   "              13,400                  "                 5.63          "                  9.3
Anthony G. Landells          11/6/98              30,000               1.31                 3.03       1.31                  7.8
  Vice President and               "              20,000                  "                 3.03          "                  8.0
  General Manager of PSI           "              10,000                  "                 3.38          "                  9.1
                            12/29/96              30,000               3.56                 7.54       3.03                  9.5
                                   "              20,000                  "                 3.61          "                 10.0

---------------
(1) Length of remaining option term in years.

(2) Adjusted to reflect a 1-for-5 reverse stock split in July 1993.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is primarily responsible for determining the annual salaries and other compensation of executive officers and administering the Company's stock option and stock purchase plans. During 1998, the Compensation Committee consisted of Dr. John A. O'Malley (Chairman) and Mr. Steven M. Besbeck.

COMPENSATION PHILOSOPHY

     The Compensation Committee believes the Company's future success depends in large part on retaining and motivating its executive officers. As a result, the Compensation Committee has adopted a general approach of compensating executives with cash salaries commensurate with the experience and expertise of the executive and competitive with median salaries paid to executives at comparable companies. To reward executives for their contributions to the achievement of Company-wide performance goals, incentive bonus awards are established at a level designed to ensure that when such payouts are added to the executive's base salary, the total compensation for above-average performance will exceed the average compensation level at comparable companies. In addition, to align its executives' compensation with the Company's business strategies, values and management initiatives, both short and long term, executive officers are provided with long-term performance incentives. It is the Company's policy to encourage share ownership through the grant of stock option awards and stock purchases under the Employee Stock Purchase Plan.

     In addition to the specific factors described below, the Compensation Committee compared the total annual compensation levels (including stock options) of the Company's executive officers to the compensation levels of executive officers at other publicly-traded and private companies. Information regarding compensation levels at other companies was derived from a variety of sources, including proxy statements, a review of Executive Compensation for CEO's by Towers Perrin, publications such as "The 1997 Report on Executive Compensation" by Top Five Data Services, and compensation surveys reported in business journals such as the "Medical Device & Diagnostic Industry Magazine." Based on this information, the Compensation Committee believes that the compensation levels of the Company's executive officers do not exceed the median of their counterparts at comparable companies.

COMPENSATION ELEMENTS

     The Company's compensation package for executive officers consists of a base salary, performance-based cash bonuses and stock options. The executive officers are also eligible to participate in most of the Company's employee benefit plans.

     Base Salaries. Base salaries are initially targeted at average levels of comparable companies and then adjusted based on an assessment of individual performance and contributions.

     Management Incentive Bonus Plan. The Management Incentive Bonus Plan (MIBP) has been established to reward participants with cash bonuses for their contributions to the achievement of Company-wide performance goals. All executive officers of the Company and certain other key employees selected by the Compensation Committee participate in the MIBP. MIBP payouts are established at a level designed to ensure that when such payouts are added to a participant's base salary, the total compensation for above-average performance will exceed the average compensation level at comparable companies. Awards can only be made to MIBP participants when their division of the Company, or the Company as a whole, exceeds planned operating income goals.

     Stock Option Plans. The Company has established stock option plans to provide employees with an opportunity to share with the stockholders in the long-term performance of the Company. The Compensation Committee generally grants stock options on a periodic basis to all eligible employees. Grants are also made to certain employees upon commencement of employment and, occasionally, following a significant change in job responsibility, scope or title or a particularly noteworthy achievement. Stock options generally have a three-year vesting schedule and expire ten years from the date of grant. The exercise price is generally 100% of the market value of a share of Common Stock at the time of the grant.

     The Compensation Committee has established general guidelines for determining the size of periodic stock option grants based upon several factors, including the salary and performance of the recipient and the market price of the Common Stock at the time of grant. The size of the grants are targeted at competitive levels.

     In response to the decline in the market price of the Common Stock during 1998, the Compensation Committee reduced the exercise price of certain outstanding stock options with a higher price to $1.31 per share of Common Stock. The new exercise price represented 100% of the market price of the Common Stock at the time of the repricing. The Compensation Committee felt that the decline in the market price of the Common Stock had significantly diminished the incentive value of the Company's outstanding stock options and that the repricing was necessary to retain adequate levels of incentive and maintain competitive compensation levels. In order to emphasize the long-term nature of the incentive, the Compensation Committee restricted the terms of the repricing to prohibit the resale of shares acquired through the exercise of a repriced stock option until January 1, 2000. In reaching its decision, the Compensation Committee considered the fact that the executive officers would not receive cash bonuses for 1998. See "Executive Compensation -- Stock Option Repricing Table."

     Employee Stock Purchase Program. The Company maintains a stock purchase plan that permits employees to purchase shares of Common Stock at discount of 50% from the then current market price. Employees may invest up to 15% of their annual salary and bonus and must hold the shares for two years. If the employee resigns from the Company during the holding period, the Company may repurchase the shares at the employee's original purchase price. The Company's right to repurchase the shares during the holding period automatically terminates under certain circumstances such as a sale of the Company.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The bonus for the Chief Executive Officer was based on (1) exceeding present goals for operating income, (2) improvement of the market value of the Company and (3) the achievement of extraordinary accomplishments (not directly affecting operating earnings or stock value). The potential amount of the bonus did not depend on (and was separate from) the MIBP for 1997 and 1998.

     Based on these factors, Dr. Deindoerfer did not receive a cash bonus for 1997 or 1998. However, based in large part on the Towers Perrin executive compensation review, Dr. Deindoerfer's base salary was adjusted to an annual rate of $210,000 effective June 12, 1998.

COMPENSATION OF OTHER EXECUTIVE OFFICERS

     The Compensation Committee established a formula early in the year for the amount to be allocated to the MIBP based primarily on exceeding preset goals for operating income. In determining the formula, the Compensation Committee considered (1) the potential size of the bonus pool relative to the goal for operating income in the Board-approved profit plan and (2) the challenge presented by the profit plan in the current business environment. The Compensation Committee considered three factors in determining individual cash bonus awards for 1998: (a) the individual's salary multiplied by his or her level of bonus participation (100% for executive officers), (b) the individual's estimated contribution to the improvement of operating income and (c) the individual's achievement of any other predefined performance goals assigned to the individual. The Compensation Committee relied primarily upon the evaluations and recommendations of the Unit Heads and the Chief Executive Officer.

     Based on these factors, none of the executive officers were awarded cash bonuses for 1998 under the MIBP because the Company did not achieve its pre-defined goals. However, one executive officer received a minimum guaranteed bonus pursuant to an agreement made at the time of his hiring.

     Although the Compensation Committee did not award merit increases in base salaries to corporate officers in 1998, Mr. Bigliardi's base salary was adjusted to an annual rate of $170,000 based on the Towers Perrin executive compensation review.

                                   COMPENSATION COMMITTEE

                                   Dr. John A. O'Malley (Chairman)
                                   Mr. Steven M. Besbeck

                           COMPENSATION OF DIRECTORS

     Non-employee directors receive a $13,500 per year retainer for normal, routine services as a Board member. With the prior approval of the President, additional consulting time is compensated at the rate of $1,125 per day. During 1998, Dr. O'Malley and Mr. Besbeck were paid $15,750 and $13,500, respectively, for their services as directors. The non-employee directors were also awarded stock options for 8,000 shares of Common Stock in 1998. Dr. Kelley is employed by the Company on a part-time basis and was paid $45,920 for all his services to the Company during 1998. Dr. Kelley did not receive any stock option awards during 1998.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors held a total of eight meetings during 1998. The Board of Directors has two standing committees: an Audit Committee and a Compensation Committee. There is no nominating committee or any other committee performing those functions.

     The Audit Committee, which currently consists of Mr. Besbeck and Dr. O'Malley, held one meeting during 1998. The Audit Committee reviews the scope and results of the year-end audit with management and the independent accountants and recommends to the Board of Directors selection of independent accountants for the coming year.

     The Compensation Committee, which currently consists of Dr. O'Malley and Mr. Besbeck, held seven meetings during 1998. The Compensation Committee is primarily responsible for determining the annual salaries and other compensation of executive officers and administering the Company's stock option and stock purchase plans.

     No director attended fewer than 75% of the meetings of the Board of Directors and the committees upon which such director served during 1998.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dr. O'Malley is a member of both the Office of the Chief Executive and the Compensation Committee. See "Office of the Chief Executive." He is also a stockholder, director and officer of Poly UA Systems, Inc., a Company-sponsored research and development entity. See "Certain Relationships and Related Transactions -- Joint Development Project with Poly UA Systems." Dr. Nadeau is Chairman and Chief Executive Officer of Cytometrics, Inc., a privately-held development-stage company, and Dr. O'Malley is a director of Cytometrics and serves on its Compensation and Audit Committees. See "Directors and Executive Officers."

                  FIVE-YEAR STOCK PRICE PERFORMANCE COMPARISON

     The following graph and table compare the cumulative total return on the Company's Common Stock with the cumulative total return (including reinvested dividends) of the Standard & Poor's 500 Index (S&P 500), the Russell 2000 Index (Russell 2000) and the Dow Jones Advanced Medical Devices Index for United States Owned Companies (DJAMD) for the five years ending December 31, 1998, assuming that the relative value of the Common Stock and each index was $100 on December 31, 1993. Amounts below have been rounded to the nearest dollar.


                              [PERFORMANCE GRAPH]

IRIS AND SELECTED INDICES                                            CALENDAR YEAR ENDING DECEMBER 31,
-------------------------------------------------------------------------------------------------------
                                       1993        1994        1995        1996        1997        1998
                                       ----------------------------------------------------------------
IRIS                                   100         140         210         105          90          22
S&P 500                                100          98         132         159         208         264
Russell 2000                           100          97         122         140         169         163
S&P Healthcare                         100         116         194         220         272         389

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

JOINT DEVELOPMENT PROJECT WITH POLY U/A SYSTEMS

     The Company and Poly U/A Systems, Inc. ("Poly"), a Company-sponsored research and development entity, have an agreement to develop several new products to enhance automated urinalysis using the Company's technology. Poly funded most of the cost of the project with the net proceeds from a 1995 private placement of units, each unit consisting of shares of Poly common stock and warrants to purchase common stock of the Company. The Company contributed $500,000 toward the cost of the project and has no further funding commitments. Poly has also satisfied its funding commitment, and no further development work is planned at this time. The Company decided not to exercise its option to acquire Poly but entered into ongoing discussions to acquire Poly at a price below the option price. See "Business -- Research and Development" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity" in the Company's 1998 Annual Report on Form 10-K.

     Dr. O'Malley is a director and the Executive Vice President and General Manager of Poly and received approximately $22,200 from Poly for services rendered in 1998. Some of the Company's directors and officers own shares of the common stock of Poly as follows: Dr. O'Malley (2,000 shares), Dr. Deindoerfer (2,000 shares), Dr. Kasdan (2,000 shares), and Mr. Bigliardi (2,000 shares). Each of these individuals owns less than 1% of the total number of outstanding shares of Poly, and collectively they beneficially own 3% of the total number of outstanding shares of Poly.

AGREEMENTS WITH SYSMEX CORPORATION

     Sysmex Corporation, formerly TOA Medical Electronics Co., Ltd. ("Sysmex"), a large stockholder, has a perpetual, royalty-bearing license from the Company to market urine sediment analyzers using technology developed by the Company before 1989. In the fourth quarter of 1997, the Company began marketing the new IRIS/Sysmex UF-100 urine cell analyzer in the United States. The UF-100, developed in Japan by Sysmex, utilizes flow cytometric laser scanning principles to screen large volumes of urine specimens for the presence of abnormal sediment compositions. The Company is the exclusive distributor for the UF-100 in North America and receives royalty payments from Sysmex on sales of the UF-100 outside of North America. However, Sysmex is now asserting that it has the right to appoint additional distributors for the UF-100 in North America. The Company disputes that Sysmex has this right. See "Business -- Products -- Other Systems" in the Company's 1998 Annual Report on Form 10-K.

INTEREST PAYMENTS TO DIGITAL IMAGING TECHNOLOGIES

     In July 1996, the Company acquired PSI from Digital Imaging Technologies, Inc. ("DITI"). The Company paid a portion of the purchase price by issuing to DITI a $7.0 million Senior Subordinated Note. The note bears interest at the rate of 8.5%, and the Company paid $595,000 of interest to DITI during 1998. Principal is not due until maturity on July 31, 2001. The Company has filed an arbitration claim against DITI alleging material breaches of the representations, warranties and covenants in the purchase agreement governing the PSI acquisition. See "Litigation" in the Company's 1998 Annual Report on Form 10-K.

                                   PROPOSAL 1

                       ELECTION OF THE CLASS 3 DIRECTORS

     The Board of Directors consists of five directors divided into three classes -- Class 1 (Mr. Besbeck and Mr. Nadeau), Class 2 (Dr. O'Malley) and Class 3 (Dr. Deindoerfer and Dr. Kelley) -- with the directors in each class holding office for staggered terms of three years each or until their successors have been duly elected and qualified. At last year's annual meeting, the stockholders re-elected Dr. O'Malley as the Class 2 director to hold office until 2001.

     At the Annual Meeting this year or any adjournments or postponements thereof, two Class 3 Directors will be elected to serve until their successors are duly elected and qualified. The nominees for election as the Class 3 Directors are Dr. Fred H. Deindoerfer and Dr. Thomas F. Kelley. The Stockholders elected Dr. Deindoerfer and Dr. Kelley as Class 3 Directors at the 1996 annual meeting, and they are presently serving the Company in that capacity. The Class 3 Directors will serve until the year 2002 annual meeting or until their successors are elected and qualified.

     The accompanying proxy grants to the holder the power to vote the proxy for substitute nominees in the event that Dr. Deindoerfer or Dr. Kelley becomes unavailable to serve as a Class 3 Director. Management presently has no knowledge that either Dr. Deindoerfer or Dr. Kelley will refuse or be unable to serve as a Class 3 Director for the prescribed term.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.

     Directors are elected by a "plurality" of the shares voted. "Plurality" means that the nominees with the largest number of votes are elected, up to the maximum number of directors to be chosen. Stockholders can either vote "for" the nominees or withhold authority to vote for any one or all of the nominees. However, shares that are withheld will have no effect on the outcome of the election. Shares held by brokers or other nominees for a beneficial owner and not voted (broker non-votes) also will not have any effect on the outcome of the election of directors.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, upon a recommendation of its Audit Committee, has selected the accounting firm of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 1999, subject to ratification of the stockholders at the meeting. PricewaterhouseCoopers LLP has no financial interest of any kind in the Company except the professional relationship between auditor and client. A representative of PricewaterhouseCoopers LLP is expected to attend the meeting, will be afforded an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions by stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION.

     Proposal 2 requires the affirmative vote of a majority of the votes cast on the proposal. Stockholders may vote "for" or "against" the proposal, or they may abstain from voting on the proposal. Abstentions (as well as broker non-votes) will not have any effect on the outcome of the proposal.

                                OTHER PROPOSALS

     The Company is not aware of any other business to be presented to the meeting and does not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

               STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     If a stockholder wishes to present a proposal at the next annual meeting of stockholders, such a proposal must be received by the Company at its principal executive offices prior December 23, 1999.

                                 ANNUAL REPORT

     In lieu of an Annual Report to Stockholders, the Company is delivering with this Proxy Statement a copy of its Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 1998. However, it is not intended that the Annual Report on Form 10-K be a part of this Proxy Statement or a solicitation of proxies.

       NOTE REGARDING INCORPORATION BY REFERENCE TO THIS PROXY STATEMENT

     The Company routinely files with the Securities and Exchange Commission various registration statements and reports which may incorporate by reference part or all of this Proxy Statement. Those references are not intended to incorporate any of the information in this Proxy Statement under the headings "Compensation Committee Report on Executive Compensation" or "Five Year Stock Price Performance Comparison" unless those headings are specifically referenced by name in the registration statement or report.

                                   By Order of the Board of Directors
                                   /s/ FRED H. DEINDOERFER
                                   Fred H. Deindoerfer

                                   Chairman of the Board and President
Chatsworth, California
April 19, 1999

PLEASE PROMPTLY VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. AT ANY TIME BEFORE A VOTE YOU MAY REVOKE YOUR PROXY BY (1) A LATER PROXY OR A WRITTEN NOTICE OF REVOCATION DELIVERED TO THE INSPECTOR OF ELECTIONS OR (2) ADVISING THE INSPECTOR OF ELECTIONS AT THE MEETING THAT YOU ELECT TO VOTE IN PERSON. ATTENDANCE AT THE MEETING WILL NOT IN AND OF ITSELF REVOKE A PROXY.

   THE ANNUAL MEETING IS ON JUNE 10, 1999. PLEASE RETURN YOUR PROXY IN TIME.

                                   IRIS LOGO

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                                9162 Eton Avenue
                              Chatsworth, CA 91311
                                 (818) 709-1244

                                     PROXY

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                                9162 ETON AVENUE
                          CHATSWORTH, CALIFORNIA 91311

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 10, 1999

    The undersigned, revoking previous proxies, hereby appoint(s) Fred H. Deindoerfer and Martin S. McDermut, or any of them, attorneys, with full power of substitution, to vote all shares of common stock of International Remote Imaging Systems, Inc. (the "Company") which the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Chatsworth Hotel, 9777 Topanga Canyon Boulevard, Chatsworth, California, on Thursday, June 10, 1999, at 4:00 p.m. and at any adjournments thereof. This proxy shall be voted on the proposals described in the Proxy Statement as specified below. Receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement is hereby acknowledged.

    1. To elect two Class 3 Directors.

       [ ] FOR Fred H. Deindoerfer and   [ ] WITHHOLD AUTHORITY to vote for any
           Thomas F. Kelley (except as       of the nominees.
           in the space provided below):     withheld

INSTRUCTIONS: To withhold authority to vote for either of the nominees, write the name of the nominee on the following line:

            --------------------------------------------------------------------

    2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for 1999:

                     [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

      The Board of Directors Recommends a Vote FOR each of the Proposals.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    This proxy will be voted as specified herein. If no specification is made, it will be voted FOR all of the proposals. As to any other matters which may properly come before the meeting or any adjournments thereof, the proxyholders are authorized to vote in accordance with their best judgment.

                                                       -------------------------
                                                       Signature            Date

                                                       -------------------------
                                                       Signature            Date

                                                       NOTE: Please date and
                                                       sign exactly as your name
                                                       appears to the left. If
                                                       stock is registered in
                                                       the name of two or more
                                                       persons, each should
                                                       sign. Executors,
                                                       administrators, trustees,
                                                       guardians, attorneys, and
                                                       corporate officers should
                                                       show their full titles.
                                                       If a partnership, please
                                                       sign in the partnership
                                                       name by an authorized
                                                       partner.

         PLEASE COMPLETE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE
                    IN TIME FOR THE MEETING ON JUNE 10, 1999